Exhibit 1
To whom it may concern
March 5, 2007
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english/
Announcement of Organizational Change
     NIS GROUP CO., LTD. (the “Company”) hereby announces that on March 5, 2007, its Board of Directors adopted a resolution to implement the organizational change described below, effective as of March 5, 2007.
     The Company has divided its Sales Control Department into 4 departments called the “Sales Control 1st Department”, the “Sales Control 2nd Department”, the “Sales Control 3rd Department” and the “Sales Control 4th Department” under its Sales & Marketing Group, in order to strengthen coordination between the Sales & Marketing division and its operations branches.

Organizational Chart

The Board of Directors
Chairman and President
The Board of Statutory Auditors
Statutory Auditors
Internal Audit Dept.
Office of the CEO
Investor Relations Dept.
Internal Control Dept.
Group Strategy
Group Strategy Dept.
Investment Management Dept.
Operations Control
Accounting & Controller Dept.
Finance Dept.
General Affairs Dept.
Human Resources Dept.
System Planning Dept.
Sales & Marketing
Sales & Marketing Group
Sales Control 1st Dept.
Sales Control 2nd Dept.
Sales Control 3rd Dept.
Sales Control 4th Dept.
Affiliated Loan Dept.
Tokyo Sales Dept.
Nagoya Sales Dept.
Osaka Sales Dept.
Kyushu Sales Dept.
Sales Support Dept.
Real Estate Group
Real Estate Business Control Dept.
Real Estate Structured Finance Dept.
Real Estate Finance 1st Dept.
Real Estate Finance 2nd Dept.
Strategic Business Development Group
Strategic Business Development Dept.
Research Group
Western Japan Research Dept.
Eastern Japan Research Dept.
Credit Screening Dept.